April 22, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of BE Resources Inc. dated April 15, 2011 related to the dismissal of our firm as the registrant's independent registered public accounting firm.

Yours truly,

/s/ McGovern, Hurley, Cunningham, LLP
McGovern, Hurley, Cunningham, LLP

Toronto, Ontario